
Gold Resource Corporation (USA)
Gold Resource Canada Corporation (Canada)
Don David Gold Mexico (Mexico)
Gold Resource Corporation (USA) (USA)
Gold Resource Acquisition Sub, Inc. (USA)
Aquila Resources Inc. (Canada)
Aquila Michigan Inc. (USA)
Aquila Resources Corp. (Canada)
Aquila Resources USA Inc. (USA)
51%
49%
Back Forty Joint Venture LLC (USA)